EXHIBIT 99.1

PRIME GROUP REALTY TRUST ANNOUNCES
PENDING SALE OF 180 NORTH LASALLE STREET PROPERTY AND
DEFAULTS ON CONTINENTAL TOWERS LOANS

Chicago, IL. March 2, 2010 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced today that its Board of Trustees approved the sale of 180 North LaSalle Street, Chicago, Illinois (the “Property”), from the subsidiary of the Company (the “Seller”) that owns the Property to 180 N. LaSalle Realty LLC (the “Purchaser”), an entity indirectly controlled by Mr. Michael Silberberg of Nanuet, New York. The Purchaser and Seller entered into a purchase and sale agreement that became effective on February 25, 2010, which was the date it was approved by the Company’s Board.

The gross purchase price for the Property is $72.25 million, subject to customary pro-rations, credits and adjustments. The closing of the sale is conditioned upon the existing first mortgage lender consenting to the assumption of the Property’s existing debt by the Purchaser, unless the Purchaser notifies the Seller that the Purchaser has elected not to assume the existing debt and will instead obtain new financing for the acquisition. The Purchaser has deposited $4.0 million (the “Earnest Money”) in escrow to secure its obligation to purchase the Property, which is nonrefundable except upon (i) the failure of the first mortgage lender to consent to the assumption of the existing debt by the Purchaser or (ii) the occurrence of certain other customary events, such as a default by the Seller or the failure of the Seller to deliver certain satisfactory tenant estoppel certificates. The Company currently estimates that after closing adjustments and costs, the Seller will receive net proceeds of approximately $12.46 million. The Seller’s estimated GAAP gain on the sale is approximately $1.8 million.

It is currently contemplated that the closing will occur in May or June 2010. In the event that the Purchaser defaults on its obligation to purchase the Property, the Seller’s sole remedy is to receive the Earnest Money as liquidated damages.

In addition, the Company also announced today that two of its subsidiaries, each of which own separate portions of the Continental Towers Complex in Rolling Meadows Illinois, are in default under their respective first mortgage loans encumbering the Complex. Continental Towers, L.L.C. (“CT LLC”), a subsidiary of the Company, is the owner of Tower I, Tower III and the Commercium (the “CT Property”) at the Continental Towers Complex. The CT Property is currently encumbered by a first mortgage loan from CWCapital LLC (“Lender”) in the principal amount of $73.6 million (the “CT Loan”). A separate subsidiary of the Company, Continental Towers Associates III, LLC (“CTA III”), is the owner of Tower II (the “CTA III Property”) at the Continental Towers Complex. The CTA III Property is currently encumbered by a first mortgage loan from Lender in the principal amount of $41.4 million (the “CTA III Loan”).

On February 26, 2010, CTA III informed the Lender that it is in default under the CTA III Loan because the cash flow from the CTA III Property is not sufficient to pay the required escrows and debt service payments on the CTA III Loan. On the same day, CT LLC acknowledged to the Lender that the CT Loan is in default because it is cross-defaulted with the CTA III Loan.

CTA III and CT LLC are currently in discussions with the Lender regarding the foregoing.

Pursuant to the terms of each loan, upon the occurrence of a default the Lender may accelerate both loans and declare the obligations immediately due and payable. However, the CT Loan and the CTA III Loan are non-recourse to their respective borrowers, subject to customary non-recourse carve-outs, including but not limited to, certain environmental matters, fraud, waste, misapplication of funds, various special purpose entity covenants, the filing of a voluntary bankruptcy and other similar matters, which non-recourse carve-outs have been guaranteed by the Company’s operating partnership, Prime Group Realty, L.P. The Company is currently not aware of the occurrence of any event that would constitute a non-recourse carve-out on either loan.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 7 office properties containing an aggregate of approximately 3.2 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. The Company leases and manages approximately 3.3 million square feet comprising all of its wholly-owned properties. In addition, the Company is the asset and development manager for an approximately 1.1 million square foot office building located at 1407 Broadway Avenue in New York, New York. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

There can be no assurances that all of the conditions to closing of the sale of the 180 North LaSalle Street property referred to above will be satisfied and that this transaction will actually close, or that if it does close, it will close pursuant to the foregoing timetable or the terms set forth in this Press Release. Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions as well as adverse changes in real estate markets. Other risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K and subsequent Company filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300